Exhibit 2.1

AMENDMENT TO STOCK PURCHASE AGREEMENT

THIS AMENDMENT TO STOCK PURCHASE AGREEMENT (this “Amendment”) is entered into as of October 31, 2021 (the “Effective Date”), by and between HealthEquity, Inc., a Delaware corporation (the “Purchaser”), and Evan McCordick, acting in his capacity as the Sellers’ representative (the “Sellers’ Representative”). Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Purchase Agreement (as defined below).

WHEREAS, the Purchaser, shareholders of Fort Effect Corp. d/b/a Luum, a Washington corporation (each, a “Seller”, and collectively, the “Sellers”), and the Sellers’ Representative have entered into that certain Stock Purchase Agreement, dated as of March 8, 2021 (the “Original Purchase Agreement” and as may be amended, supplemented or otherwise modified from time to time, including pursuant to this Amendment, the “Purchase Agreement”);

WHEREAS, pursuant to Section 7.8 of the Purchase Agreement, the Purchase Agreement may be amended by the Sellers’ Representative and the Purchaser; and

WHEREAS, the parties hereto desire to make certain amendments to the Purchase Agreement as further provided herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.            Earn-Out Amount. Section 2.12 of the Original Purchase Agreement is hereby amended and restated in its entirety as follows:

“Within two Business Days of the Effective Date, the Purchaser shall pay or cause to be paid an amount equal to $6,000,000 (the “Earn-Out Amount”) less the deductions set forth on Schedule A in cash by wire transfer of immediately available funds to the Sellers (or their designees) and the Optionholders, in accordance with their respective Pro Rata Earn-Out Portions and equal to the amount set forth on Schedule A, which amount represents 100% of the Earn-Out Amount pursuant to the Original Purchase Agreement. Notwithstanding anything to the contrary in the Purchase Agreement, the Sellers shall have no further liability for the employer portion of any withholding, payroll, employment or similar Taxes, if any, associated with the amounts payable to the Optionholders pursuant to the foregoing sentence. Within two Business Days of the Effective Date, the Purchaser shall also pay or cause to be paid in cash by wire transfer of immediately available funds to Cyndx Advisors LLC and TangoLaw, PLLC the respective payment amounts deducted from the Earn-Out Amount and set forth on Schedule A.”

2.            Schedule II. Schedule II (Earn-Out) is hereby deleted in its entirety.

3.            Schedule A. Schedule A of this Amendment is hereby incorporated into the Original Purchase Agreement after Schedule II.

4.            Earn-Out. All references to the ‘Initial Earn-Out Period’, ‘Initial Earn-Out Amount’, ‘Subsequent Earn-Out Period’, ‘Subsequent Earn-Out Amount’ and ‘Earn-Out Amount’ in the Original Purchase Agreement shall be revised as set forth in this Amendment.

5.            Release of the Purchaser. For and in consideration of the terms and conditions of this Amendment, the adequacy of which is hereby acknowledged, the undersigned Sellers’ Representative, acting on behalf of itself and the Sellers and for their respective successors, predecessors, assigns, subsidiaries, parents, affiliates and/or related entities, as well as their respective officers, directors, employees, partners, shareholders, members and agents and/or any other successor in interest (the “Sellers’ Representative Releasors”), hereby irrevocably releases, acquits and forever discharges each of the Purchaser and the Purchaser’s successors, predecessors, assigns, subsidiaries, parents, affiliates and/or related entities, as well as their respective officers, directors, employees, partners, shareholders, members and agents and/or any other successor in interest (the “Purchaser Releasees”) from and against any actions, causes of action or rights and any and all claims, demands and liabilities whatsoever of every name and nature, whether known or unknown, both in law and in equity, or pursuant to any statute or regulation, which undersigned Sellers’ Representative or any Seller or Optionholder now has or ever had or can or may have by reason of any cause or matter relating to or arising out of the payment or non-payment of the Earn-Out Amount pursuant to the Original Purchase Agreement. The Sellers’ Representative acknowledges and agrees that the Sellers’ Representative has the power and authority to enter into this Amendment and give the release set forth in this Section 3 on behalf of all of the Sellers.

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6.            Authority. Each party represents and warrants to the other party as follows: (a) such party has full power and authority to enter into and perform this Amendment; (b) the execution, delivery, and performance of this Amendment by such party have been duly authorized by all requisite action, and this Amendment has been duly executed by such party; (c) such party has obtained any and all consents, approvals, or authorizations that are necessary for such party to enter into and perform this Amendment; (d) this Amendment constitutes the legal, valid, and binding obligation of such party and is enforceable against such party in accordance with the terms of this Amendment; and (e) the execution and delivery of this Amendment and the performance of its terms do not conflict with or result in a violation of any agreement, instrument, order, writ, judgment, or decree to which such party is a party or is subject. Without limiting the foregoing, the Sellers’ Representative specifically represents and warrants to the Purchaser that it is duly authorized to enter into and perform this Amendment, without any further consent, approval, or authorization from the Sellers.

7.            Enforceability. Except as expressly amended herein, the Original Purchase Agreement shall remain in full force and effect and be enforceable against the parties thereto in accordance with its terms.

8.            Successors. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.            Amendment. This Amendment may be amended, supplemented or otherwise modified only by a written instrument executed by the parties hereto.

10.          Counterparts. This Amendment may be executed in one or more counterparts (including by facsimile, .pdf or other electronic method), each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

11.          Governing Law. This Amendment will be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflicting provision or rule that would cause the Laws of any jurisdiction other than the State of Delaware to be applied. In furtherance of the foregoing, Laws of the State of Delaware will control the interpretation and construction of this Amendment, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive Law of some other jurisdiction would ordinarily apply.

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12.            Exclusive Jurisdiction and Service of Process. Any suit, action or proceeding brought by any party hereto seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Amendment or the transactions contemplated hereby shall be brought in any court located in the County of Wilmington, Delaware, or the United States of America for the District of Delaware. Each party hereto hereby submits to the exclusive jurisdiction of any such court located in the County of Wilmington, Delaware, or the United States of America for the District of Delaware having subject matter jurisdiction in any suit, action or proceeding brought by any other party hereto seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Amendment or the transactions contemplated hereby. Each party hereto hereby irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party hereto anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party hereto hereby agrees that service of process on such party in accordance with the provisions of this Section 9 in respect of any such suit, action or proceeding shall be deemed effective service of process on such party.

13.            Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Amendment or any other document.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective duly authorized signatories as of the day and year first written above.

PURCHASER:

HEALTHEQUITY, INC.

By:	/s/ Tyson Murdock
Name:	Tyson Murdock
Title:	Executive Vice President and Chief Financial Officer

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective duly authorized signatories as of the day and year first written above.

SELLERS’ REPRESENTATIVE:

EVAN MCCORDICK

/s/ EVAN MCCORDICK